Exhibit 10.2

RESTATED ARTICLES OF INCORPORATION
Pursuant to A.R.S. Section 10-1006 and Section 10-1007

1.	The name of the Corporation is:

Vensure Employer Services, Inc.

2.	Attached hereto as Exhibit A is the text of each amendment adopted.

3.	The amendment does not provide for an exchange, reclassification or cancellation of issued shares.

4.	The amendment does provide for an exchange, reclassification or cancellation of issued shares. (Please check either “A” or “B” below).

A. X_	Exhibit A contains provisions for implementing the exchange reclassification or cancellation of issued shares provided for therein.

B. __	Exhibit A does not contain provisions for implementing the exchange reclassification or cancellation of issued shares provided for therein.

5.	The restated articles of incorporation were adopted on the 22nd day of September 2009.

6.	The restated articles of incorporation were adopted by the (choose one):

A. __ Incorporators (without shareholder action and either shareholder action was not required or no shares have been issued).

B. __	Board of Directors. (without shareholder action and either shareholder action was not required or no shares have been issued).

C. X	Shareholders.

There is one voting group eligible to vote on the restated articles of incorporation.  The designation of voting group entitled to vote separately on the restated articles of incorporation, the number of voters in each, the number of votes represented at the meeting at which the restated articles of incorporation were adopted and the votes cast for and against the restated articles of incorporation were as follows.

The voting group consisted of 10,000 outstanding shares of common stock, which is entitled to a total of 10,000 votes, or one vote per share.  There were 10,000 votes present at the meeting.  The voting group cast 10,000 votes for and no votes against approval or the restated articles of incorporation.  The number of votes cast for approval of the restated articles of incorporation was sufficient for approval by the voting group.

Dated:    this 29th day of September 2009.

Signature:     /s/ Thomas Lindsay_________________________________
Thomas Lindsay, President and Chief Executive Officer
EXHIBIT A

FIRST AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

VENSURE EMPLOYER SERVICES, INC.

First:      The name of the corporation is Vensure Employer Services, Inc. (the “Corporation”).

Second:  The registered office of the Corporation in the State of Arizona is located at 2730 South Val Vista Drive, Suite 117, Gilbert, Arizona 85295. The Corporation may contain an office, or offices, in such other places within or without the State of Arizona as may be from time to time designated by the Board of Directors or the By-Laws of the Corporation. The Corporation may conduct all corporate business of every kind and nature outside the State of Arizona as well as within the State of Arizona.

Third:    The objects for which this Corporation is formed are to provide business services and to engage in any lawful act for any legal and lawful purpose.  In addition, the Corporation:

a)	shall have such rights, privileges and powers as may be conferred upon corporations by any existing law;

b)	may at any time exercise such rights, privileges and powers, when not inconsistent with the purposes and objects for which this Corporation is organized.

c)	shall have perpetual existence, until dissolved and its affairs are wound up in accordance to law.

d)	shall have power to sue and be sued in any court of law or equity.

e)	shall have power to make contracts.

f)
shall have power to hold purchase and convey real and personal estate and to mortgage or lease any real and personal estate with its franchises. The power to hold real and personal estate shall include the power to take the same by devise or bequest in the State of Arizona, or in any other state, territory or country.

g)	shall have power to appoint such officers and agents as the affairs of the Corporation shall require, and to allow them suitable compensation.

h)
shall have power to make By-Laws not inconsistent with the constitution or laws of the United States, or of the State of Arizona, for the management, regulation and government of its affairs and property, the transfer of its stock, the transaction of its business, and the calling and holding of meetings of it stockholders.

i)	shall have power to wind up and dissolve itself, or be wound up or dissolved.

j)
shall have power to adopt and use a common seal or stamp, and alter the same at pleasure. The use of a seal or stamp by the Corporation may use a seal or stamp, if it desires, but such use or nonuse shall not in any way affect the legality of the document.

k)
shall have the power to borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligations and evidences of indebtedness, payable at a specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured, for money borrowed, or in payment for property purchased, or acquired, or for any other lawful object.

l)
shall have power to guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidences of the indebtedness created by, any other corporation or corporations of the State of Arizona, or any other state or government, and, while owners of such stock, bonds, securities or evidences of indebtedness, to exercise all rights, powers and privileges of ownership, including the right to vote, if any.

m)	shall have power to purchase, hold, sell and transfer shares of its own capital stock, and use therefore its capital, capital surplus, surplus, or other property to fund.

n)
shall have power to conduct business, have one or more offices, and conduct any legal activity in the State of Arizona, and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and any foreign countries.

o)
shall have power to do all and everything necessary and proper for the accomplishment of the objects enumerated in its certificate or articles of incorporation, or any amendment thereof, or necessary or incidental to the protection and benefit of the Corporation, and, in general, to carry on any lawful business necessary or incidental to the attainment of the objects of the Corporation, whether or not such business is similar in nature to the objects set forth in the certificate or articles of incorporation of the Corporation, or any amendments thereof.

p)	shall have power to make donations for the public welfare or for charitable, scientific or educational purposes.

q)	shall have power to enter into partnerships, general or limited, or joint ventures, in connection with any lawful activities, as may be allowed by law.

r)	shall have the power to remove any Director of the Corporation with or without cause.

Fourth:    The total number of shares of capital stock authorized that may be issued by the Corporation is Six Million (6,000,000) shares consisting of:

a)
Five Million (5,000,000) shares of common stock, $0.001 par value per share (“Common Stock”), which shares may be issued by the Corporation from time to time for such considerations as may be fixed by the Board of Directors, and

b)	One Million (1,000,000) shares of preferred stock, $0.001 par value per share (the “Preferred Stock”).

Common Stock

A.           General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject and subordinate to the rights of the holders of the Preferred Stock.

B.           Voting Rights.  Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation.  Except as otherwise required by law or Article IV of these Amended and Restated Articles of Incorporation or any stockholders or shareholders' agreement to which the Corporation and its shareholders may be party, the holders of Common Stock and, in the event and to the extent that any Preferred Stock hereafter issued shall contain voting rights, the holders of such Preferred Stock shall vote together as a single class on all matters submitted to shareholders for a vote (including any action by written consent).

C.           Dividends.  Subject to provisions of law and Article IV of these Amended and Restated Articles of Incorporation, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion.

D.           Liquidation.  Subject to provisions of law and Article IV of these Amended and Restated Articles of Incorporation, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment or provisions for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of the Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution.

Preferred Stock

A.              General.  The Preferred Stock may be issued from time to time in one or more series. Subject to the limitations set forth herein and any limitations prescribed by law, the Board of Directors is expressly authorized, prior to issuance of any series of Preferred Stock, to fix by resolution or resolutions providing for the issue of any series the number of shares included in such series and the designations, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series of Preferred Stock. Pursuant to the foregoing general authority vested in the Board of Directors, but not in limitation of the powers conferred on the Board of Directors thereby and by the Business Corporation Act of the State of Arizona, the Board of Directors is expressly authorized to determine with respect to each series of Preferred Stock:

(i)              the designation or designations of such series and the number of shares (which number from time to time may be decreased by the Board of Directors, but not below the number of such shares then outstanding, or may be increased by the Board of Directors unless otherwise provided in creating  such series) constituting such series;

(ii)              the rate or amount and times at which, and the preferences and conditions under which, dividends shall be payable on shares of such series, the status of such dividends as cumulative or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such shares as participating or nonparticipating after the payment of dividends as to which such shares are entitled to any preference;

(iii)              the rights and preferences, if any, of the holders of shares of such series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the corporation, which amount may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and the status of the shares of such series as participating or nonparticipating after the satisfaction of any such rights and preferences;

(iv)              the full or limited voting rights, if any, to be provided for shares of such series, in addition to the voting rights provided by law;

(v)              the times, terms and conditions, if any, upon which shares of such series shall be subject to redemption, including the amount the holders of shares of such series shall be entitled to receive upon redemption (which amount may vary under different conditions or at different redemption dates) and the amount, terms, conditions and manner of operation of any purchase, retirement or sinking fund to be provided for the shares of such series;

(vi)              the rights, if any, of holders of shares of such series to convert such shares into, or to exchange such shares for, shares of Common Stock or shares of any other class or classes or of any other series of the same class, the prices or rates of conversion or exchange, and adjustments thereto, and any other terms and conditions applicable to such conversion or exchange;

(vii)              the limitations, if any, applicable while such series is outstanding on the payment of dividends or making of distributions on, or the acquisition or redemption of, Common Stock or any other class of shares ranking  junior, either as to dividends or upon liquidation, to the shares of such series;

(viii)              the conditions or restrictions, if any, upon the issue of any additional shares (including additional shares of such series or any other series or of any other class) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation; and

(ix)              any other relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of shares of such series; in each case, so far as not inconsistent with the provisions of these Restated Articles of Incorporation or the Business Corporation Act of the State of Arizona as then in effect.

Fifth:       SERIES A PREFERRED STOCK

The Corporation hereby authorizes the board of directors to issue, out of the Corporation's authorized Preferred Stock, a series of 218,883.33 shares of preferred stock, par value $0.001 per share, to be designated as its Series A Preferred Stock (the "Series A Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

I. Designation and Amount

The designation of this series, which consists of Two Hundred and Sixteen Thousand Eight Hundred and Eighty Three and 33/100 (218,883.33) shares of Preferred Stock, is the Series A Preferred Stock (the "Series A Preferred Stock") and the stated value amount shall be One Hundred Dollars ($100.00) per share (the "Stated Value ").

II. Dividends

A           Holders of Series A Preferred Stock shall be entitled to receive dividends only when, as and if declared by the Board of Directors of the Corporation.  No cash dividends or distributions shall be declared or paid or set apart for payment on the Common Stock unless such cash dividend or distribution is likewise declared, paid or set apart for payment on the Series A Preferred Stock in an amount equal to the dividend or distribution that would be payable if all of the issued and outstanding shares of the Series A Preferred Stock had been fully converted into Common Stock on the day immediately prior to the date which shall be the earliest to occur of the declaration, payment, or distribution or such dividend.

B.           Payment of dividends on the Series A Preferred Stock are prior and in preference to any declaration or payment of any dividend or other distribution (as defined below) on any outstanding shares of Junior Securities (as hereinafter defined).

III. Conversion

A.           Upon not less than sixty one (61) calendar days prior written notice to the Corporation (the “Conversion Notice”) which may be given at any time on or after September 30, 2012 (which Conversion Notice shall specify therein (i) the securities into which any shares of Series A Preferred Stock are to be converted, and (ii) the date on which such shares of Series A Preferred Stock shall be converted (the “Conversion Date”)), all of the issued 218,883.33 shares Series A Preferred may be converted by the Holders of all of such shares Series A Preferred Stock into either:

(i)           twenty-five percent (25%) of the issued and outstanding shares of Common Stock of the Corporation as at the date of the original issuance of the Series A Preferred Stock; or

(ii)           forty nine and one-half percent (49.5%) of the issued and outstanding shares of Common Stock of Vensure Retirement Administration, Inc., a Delaware corporation (“VRA”) as at the Conversion Date.  As at the date of these Restated Articles of Incorporation, VRA is a wholly-owned subsidiary of the Corporation.

Accordingly, and based upon the foregoing, each full share of Series A Preferred Stock shall be convertible into either:

(x)           that number of shares of Common Stock of the Corporation as shall represent 0.00011421609% of the issued and outstanding shares of Common Stock of the Corporation as at the Conversion Date; or

(y)            that number of shares of Common Stock of VRA as shall represent 0.00022614787% of the issued and outstanding shares of Common Stock of VRA as at the Conversion Date.

B.           Notwithstanding the provisions of Section A above of this Article III, the Corporation, by resolution of its board of directors, may elect to cause the Holder(s) of all of the shares of Series A Preferred Stock to convert the same only into forty nine and one-half percent (49.5%) of the issued and outstanding shares of common stock of VRA, as contemplated by Clause (ii) of Section A of this Article III (the “VRA Conversion Shares”).

C.           In the event that the Corporation shall make the election set forth in Paragraph B above, it shall so advise the Holder(s) of such election not later than thirty (30) days after receipt of the Conversion Notice, and the Holder(s) shall have the right to rescind its or their Conversion Notice and the conversion of the Series A Preferred Stock at any time prior to the Conversion Date.  In addition, the Corporation shall obtain from a recognized business appraisal or investment banking firm acceptable to the Holder(s) of the Series A Preferred Stock, a fair market appraisal of the value of VRA and the VRA Conversion Shares.  In the event and to the extent that the fair market value of the VRA Conversion shares as at the date of such appraisal shall be less than Twenty-Five Million ($25,000,000) Dollars, or $115.5357 per share of Series A Preferred Stock so converted, then and in such event, the Corporation shall cause VRA to issue to the Holder(s) that number of shares of the non-voting, non-convertible preferred stock of VRA, $0.001 par value per share (the “VRA Preferred Stock”), which when multiplied by its $1,000 stated or liquidation value, and added to the per share fair market value of each of the VRA Conversion Shares so issued to the Holder(s) shall equal $115.5357 per share, or Twenty-Five Million ($25,000,000) Dollars if all 218,883.33 shares of Series A Preferred Stock of the Corporation are converted into VRA securities pursuant to Clause B above and this Clause C.

D.           Upon the surrender of Series A Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent, as appropriate) shall, no later than the later of (a) the fifth (5th) Business Day following the Conversion Date and (b) the Business Day immediately following the date of such surrender (the "Delivery Period"), issue and deliver (i.e., deposit with a nationally recognized overnight courier service portage prepaid) to the Holder or its nominee (x) that number of shares of Common Stock or VRA capital stock, as applicable, issuable upon conversion of such shares of Series A Preferred Stock being converted and (y) a certificate representing the number of shares of Series A Preferred Stock not being converted, if any.  Notwithstanding the foregoing, the Holder of Series A Preferred Stock shall, for all purposes, be deemed to be a record owner of that number of shares of Common Stock or VRA capital stock, as applicable, issuable upon conversion of those shares of Series A Preferred Stock set forth in the Conversion Notice as at the date of such Conversion Notice.

E.           Taxes.  The Corporation shall pay any and all taxes that may be imposed upon it respect to the issuance and delivery of the shares of Common Stock or VRA capital stock (as applicable) upon the conversion of the Series A Preferred Stock.

F.           No Fractional Shares.  If any conversion of Series A Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series A Preferred Stock being converted pursuant to a given Notice of Conversion), such fractional share shall be payable in cash. If the Corporation elects not to, or is unable to, make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock or one whole share of VRA capital stock, as applicable..

IV. Rank

All shares of the Series A Preferred Stock shall rank (i) senior to the Corporation's Common Stock and any other class of securities which is specifically designated as junior to the Series A Preferred Stock (collectively, with the Common Stock, the "Junior Securities"); (ii) pari passu with any other class or series of Preferred Stock of the Corporation hereafter created (with the written consent of the Holders of Series A Preferred Stock obtained in accordance with Article VII hereof) specifically ranking, by its terms, on parity with the Series A Preferred Stock (the "Pari Passu Securities"); and (iii) junior to the Corporation’s any class or series of capital stock of the Corporation hereafter created (with the written consent of the Holders of Series A Preferred Stock obtained in accordance with Article VII hereof) specifically ranking, by its terms, senior to the Series A Preferred Stock (collectively, the "Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

V. Liquidation Preference

A.           In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after payment or provision for payment of any distribution on any Senior Securities, the Holders of the Series A Preferred Stock shall be entitled to receive, on a pari passu basis with the holders of the Pari Passu Securities, and prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount equal to the sum of (x) $100.00 for each share of Series A Preferred Stock then held by them (the " Series A Liquidation Preference Price"), and (y) an amount equal to all unpaid dividends on the Series A Preferred Stock, if any.  If upon the occurrence of a liquidation, dissolution or winding up of the Corporation the assets and funds thus distributed among the holders of the Series A Preferred Stock and the Pari Passu Securities shall be insufficient to permit the payment to such holders of the full liquidation preference amount based on the Initial Series A Liquidation Preference Price, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and the Pari Passu Securities in proportion to the preferential amount each such holder is otherwise entitled to receive.

B.           Upon the occurrence of a Sale of Control (as defined in paragraph E below), in addition to the right of the Holder(s) of the Series A Preferred Stock to receive, prior to any payments or distributions in respect of outstanding shares of Common Stock, the Series A Liquidation Preference Price and other payments contemplated by paragraph A of this Article V, the Holder of the Series A Preferred Stock shall be entitled to participate with the holders of the Common Stock in the receipt of any additional consideration payable upon such Sale of Control to the extent of 0.00011421609% of such additional consideration for each one (1) share of Series A Preferred Stock then owned by the Holder(s), or as to all 218,883.33 shares of Series A Preferred Stock, an aggregate of twenty-five percent (25%) of all such additional consideration payable upon such Sale of Control in excess of the amounts contemplated by paragraph A of this Article V.

C.           After setting apart or paying in full the preferential amounts due pursuant to paragraph A of this Article V, the remaining assets of the Corporation available for distribution to stockholders, if any, shall be distributed to the holders of the Series A Preferred Stock Common Stock on a pro rata basis, based on the number of shares of Common Stock then held by each Holder, as though all shares of Series A Preferred Stock had been converted into Common Stock immediately prior to the date of such distribution.

D.           For purposes of this Article V, a Sale of Control shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

E.           As used herein, the term “Sale of Control” shall mean the sale or transfer of all or substantially all of the shares of capital stock or assets of the Corporation and its consolidated Subsidiaries, whether through merger, consolidation, asset sale, tender offer or like combination or consolidation, to any Person who is not an Affiliate of the Corporation immediately prior to such Sale of Control; provided, however, that the term “Sale of Control” shall not mean or include a transaction whereby the Corporation shall merge with or otherwise be acquired by a publicly traded corporation or other entity that, at the time of such merger or acquisition does not conduct any active trade or business (a “Reverse Merger Transaction”).

VI. Voting Rights

A.           Class Voting Rights.   Holders of the Series A Preferred Stock shall vote together as a separate class on all matters which impact the rights, value or conversion terms, or ranking of the Series A Preferred Stock, as provided herein.

B.           No Other Voting Rights.  Except for the provisions of Section A of this Article VI and the protective provisions set forth in Article VII below, Holders of the Series A Preferred Stock shall have no voting rights.

VII. Protection Provisions

Until the occurrence of a Liquidity Event, for so long as 218,883.33 shares (as adjusted for stock splits, stock dividends, recapitalizations and the like) of Series A Preferred Stock are held of record by the Holder(s) of Series A Preferred Stock (i) the affirmative vote or written consent of the Holders of a majority of the issued and outstanding shares of Series A Preferred Stock (the “Majority Holders”), voting or consenting as a separate class, given in person or by proxy, or (ii) if such matter may, under the Business Corporation Act of the State of Arizona, be validly enacted and adopted by the Board(s) of Directors of the Corporation or any of its Subsidiaries, the affirmative vote or written consent of all of the persons designated by the Majority Holders to serve as members of the board of directors of the Corporation, shall be necessary for authorizing, approving, effecting or validating any of the following (each a Major Transaction”):

1.           Any amendment or modification of the Corporation’s Certificate of Incorporation or by-laws.

2.           Any amendment to the Investment Agreement, dated September 24, 2009 among the Corporation, Fund.com, Inc., certain persons designated as “Investors” and the holders of a majority of the outstanding Common Stock of the Corporation (the “Investment Agreement”), the Securities Purchase Agreement dated September 24, 2009 between the Corporation and Fund.com, Inc., or any other Transaction Document constituting an exhibit to the Investment Agreement.

3.           Any amendment or modification to these Restated Articles of Incorporation.

4.           Any amendment to the terms and conditions of the Series A Preferred Stock.

5.           Creating or issuing any Senior Securities or Pari Passu Securities.

6.           The acquisition of the securities, assets, properties or business of any Person involving consideration or other expenditures with a value equal to or greater than $25,000 or involving the issuance of securities of the Corporation having value greater than $25,000.

7.           The issuance or sale of any shares of capital stock or other securities of the Corporation or any subsidiary.

8.           Any change the fundamental nature of the business of the Corporation and its subsidiaries, as contemplated by the Investment Agreement and related Transaction Documents.

9.           The redemption, repurchase or other acquisition for value (or payment or setting aside of a sinking fund for such purpose), or the declaration of setting aside of funds for the payment of any dividend with respect to, any shares of capital stock of the Corporation or any Corporation subsidiary, except for repurchases of shares of Common Stock from employees, officers, directors or consultants pursuant to agreements currently in force in which the Corporation has the right to repurchase such shares, such as termination of employment.

10.           The sale, assignment, license, lease or other disposal of all or substantially all of the assets of the Corporation or any of the Corporation Subsidiaries, or the consent to any liquidation, dissolution or winding up of the Corporation or any Corporation Subsidiaries, except that any wholly-owned Corporation subsidiary may merge into or consolidate with any other wholly-owned Corporation subsidiary or transfer assets to any other wholly-owned Corporation subsidiary and any wholly-owned Corporation subsidiary may transfer assets to the Corporation.

11.           Any change in the number of Persons constituting all of the members of the Board of Directors of the Corporation.

12.           Any change in the senior executive officers of the Corporation and the Corporation Subsidiaries, including the termination or hiring of any senior executive officer of the Corporation or any Corporation subsidiary.

13.           The pledge of any assets of the Corporation or any Corporation Subsidiaries to secured indebtedness in excess of $25,000.

14.           Except for (a) indebtedness incurred in connection with capital lease and/or real estate lease obligations incurred in the ordinary course of business, or (b) indebtedness existing as at the date hereof (collectively, “Excluded Indebtedness”), the creation, incurrence, assumption, guarantee or otherwise becoming liable or obligated with respect to any indebtedness on behalf of the Corporation and any Corporation subsidiary in an amount greater than $25,000; provided, that, except for Excluded Indebtedness, the aggregate of all such indebtedness outstanding at any one time shall not exceed an aggregate of $100,000, without the prior written approval of the Majority Investors, or all of the Investor Designees on the Board of Directors of the Corporation.

15.           The sale, transfer, conveyance or disposal of assets in excess of $100,000;

16.           The consummation of any Liquidity Event (as that term is defined in a stockholders agreement, dated September 24, 2009 among the Corporation, the Investors and the holders of a majority of the outstanding Common Stock of the Corporation (the “Stockholders Agreement”)) or the entering into any agreement or commitment to consummate a Liquidity Event.

17.           The consummation of any Related Party Transaction (as that term is defined in the Stockholders Agreement) or the entering into any agreement or commitment to consummate a Related Party Transaction.

18.           Any increase of the annual rate of compensation of any executive officer of the Corporation or any Corporation subsidiary or the payment of any bonus to such Person, except for (a) annual salary increases not to exceed 5% per annum, or (b) increases set forth in employment agreements which have been previously approved by the Majority Investors, or all of the Investor Designees on the Board of Directors of the Corporation.

19.           The creation, amendment or modification of any stock option plan or any profit sharing or stock incentive or other equity based compensation plan or program.

VIII. Miscellaneous

A.           Cancellation of Series A Preferred Stock If any shares of Series A Preferred Stock are converted, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Series A Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

B.           Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date.  However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series A Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

C           Waiver Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required.

D.             Information Rights So long as shares of Series A Preferred Stock are outstanding, the Corporation will deliver to each Holder of Series A Preferred Stock (i) audited annual financial statements to the Holders of Series A Preferred Stock within 90 days after the end of each fiscal year; (ii) and unaudited quarterly financial statements within 45 days of the end of each fiscal quarter.

E           Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carries or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to Vensure Employer Services, Inc. 2730 South Val Vista Drive, Suite 117, Gilbert, Arizona 85295, attn: Chief Executive Officer; and (ii) if to any Holder to the address set forth in the securities purchase agreement between Fund.com Inc. and the Corporation, dated September 24, 2009, or such other address as may be designated in writing hereafter, in the same manner, by such person.

Sixth:      The governing board of the Corporation shall be known as the Board of Directors, and the number of Directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this Corporation, providing that the number of Directors shall not be reduced to fewer than five (5).

Seventh:  The Resident Agent for this Corporation shall be Robert G. Morley, Esq. The address of the Resident Agent and the registered or statutory address of this Corporation in the State of Arizona shall be at 2730 South Val Vista Drive, Suite 117, Gilbert, Arizona 85295.

I, the undersigned, being the President and Chief Executive Officer of the Corporation, do make and file these Restated Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true and accordingly have hereunto set my hand this 29th day of September 2009.

VENSURE EMPLOYER SERVICES, INC.

By: /s/ Thomas Lindsay
Name:  Thomas Lindsay
Title:    President and CEO